EXHIBIT 99.2

EL PASO
ENERGY                                                                NEWS
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El Paso Energy Corporation
P.O. Box 2511
Houston, Texas  77252-2511


FOR IMMEDIATE RELEASE


                EL PASO ENERGY COMPLETES ITS ACQUISITION OF
                            CRYSTAL GAS STORAGE

HOUSTON, TEXAS, JANUARY 5, 2000 - El Paso Energy Corporation (NYSE:EPG) completed its acquisition of Crystal Gas Storage, Inc. (AMEX:COR) today pursuant to a merger agreement signed by the parties in October 1999. Under the agreement, each holder of Crystal Gas Storage common stock received $57 per share in cash.

     "We are pleased to close the Crystal acquisition in a timely manner," said William A. Wise, president and chief executive officer of El Paso Energy. "The Crystal assets provide the flexibility, high deliverability, and multiple pipeline interconnects necessary to meet the gas supply demands of new plants in the competitive power market."

     With over $15 billion in assets, El Paso Energy Corporation provides comprehensive energy solutions through its strategic business units: El Paso Natural Gas Company, Tennessee Gas Pipeline Company, Southern Natural Gas Company, El Paso Field Services Company, El Paso Merchant Energy Company, El Paso Production Company, and El Paso Energy International Company. The company owns North America's largest natural gas pipeline system, both in terms of throughput and miles of pipeline, and has operations in natural gas transmission, gas gathering and processing, gas and oil production, power generation, merchant energy services, and international project development. Visit El Paso Energy's web site at www.epenergy.com.

     Crystal Gas Storage, Inc. currently owns and operates through wholly owned subsidiaries two natural gas storage facilities near Hattiesburg, Mississippi, and holds various interests in natural gas properties primarily in Arkansas and Louisiana.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

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CONTACTS:

               Investor Relations                 Public Relations
               Bruce L. Connery                   Norma F. Dunn
               Vice President                     Senior Vice President
               Office:  (713) 420-5855            Office:  (713) 420-3750
               Fax:     (713) 420-4417            Fax:     (713) 420-3632